Exhibit 99.1

Acurx Pharmaceuticals, Inc. Announces $1.1 Million Registered Direct Offering

Staten Island, NY, March 7, 2025 — Acurx Pharmaceuticals, Inc. (NASDAQ: ACXP) (“we” or “Acurx” or the “Company”), a late-stage biopharmaceutical company developing a new class of antibiotics for difficult-to-treat bacterial infections, today announced that it has entered into a definitive agreement for the purchase and sale of an aggregate of 2,745,000 shares of its common stock (or common stock equivalents in lieu thereof) at a purchase price of $0.40 per share (or per common stock equivalent in lieu thereof) in a registered direct offering. In addition, in a concurrent private placement, the Company will issue unregistered short-term warrants to purchase up to 8,235,000 shares of common stock. The warrants will have an exercise price of $0.40 per share, will be exercisable beginning on the effective date of stockholder approval of the issuance of the shares of common stock upon exercise of the warrants (the “Stockholder Approval”) and will expire twenty-four months following the date of Stockholder Approval. The closing of the offering is expected to occur on or about March 10, 2025, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The aggregate gross proceeds to the Company from the offering are expected to be approximately $1.1 million, before deducting the placement agent fees and other offering expenses payable by the Company. The Company currently intends to use the net proceeds from the offering for working capital and other general corporate purposes.

The shares of common stock (but not the warrants issued in the private placement or the shares of common stock underlying such warrants) are being offered by the Company pursuant to a “shelf” registration statement on Form S-3 (File No. 333-265956) filed with the Securities and Exchange Commission (“SEC”) on July 1, 2022, and became effective on July 11, 2022. The registered direct offering of the shares of common stock is being made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. The prospectus supplement and the accompanying prospectus relating to the shares of common stock being offered in the registered direct offering will be filed with the SEC and be available at the SEC's website at www.sec.gov. Electronic copies of the prospectus supplement and the accompanying prospectus relating to the registered direct offering may also be obtained, when available, by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by telephone at (212) 856-5711 or e-mail at placements@hcwco.com.

The warrants described above are being issued in a concurrent private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder and, along with the shares of common stock underlying the warrants, have not been registered under the Securities Act, or applicable state securities laws. Accordingly, the warrants and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Acurx Pharmaceuticals, Inc.

Acurx Pharmaceuticals is a late-stage biopharmaceutical company focused on developing a new class of small molecule antibiotics for difficult-to-treat bacterial infections. The Company's approach is to develop antibiotic candidates with a Gram-positive selective spectrum (GPSS®) that blocks the active site of the Gram-positive specific bacterial enzyme DNA polymerase IIIC (pol IIIC), inhibiting DNA replication and leading to Gram-positive bacterial cell death. Its R&D pipeline includes antibiotic product candidates that target Gram-positive bacteria, including Clostridioides difficile, methicillin-resistant Staphylococcus aureus (MRSA), vancomycin resistant Enterococcus (VRE), drug-resistant Streptococcus pneumoniae (DRSP) and B. anthracis (anthrax; a Bioterrorism Category A Threat-Level pathogen). Acurx's lead product candidate, ibezapolstat, for the treatment of C. difficile Infection is Phase 3 ready with plans in progress to begin international clinical trials this year. The Company's preclinical pipeline includes development of an oral product candidate for treatment of ABSSSI (Acute Bacterial Skin and Skin Structure Infections), upon which a development program for treatment of inhaled anthrax is being planned in parallel.

Forward-Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements regarding our strategy, future operations, prospects, plans and objectives, and other statements containing the words "believes," "anticipates," "plans," "expects," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the ability of the Company to consummate the offering, the satisfaction of the closing conditions of the offering, the use of proceeds therefrom and the receipt of the Stockholder Approval. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: market and other conditions, whether ibezapolstat will benefit from the QIDP designation; whether ibezapolstat will advance through the clinical trial process on a timely basis; whether the results of the clinical trials of ibezapolstat will warrant the submission of applications for marketing approval, and if so, whether ibezapolstat will receive approval from the FDA or equivalent foreign regulatory agencies where approval is sought; whether, if ibezapolstat obtains approval, it will be successfully distributed and marketed; and other risks and uncertainties described in the Company's annual report filed with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2023, and in the Company's subsequent filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release, and Acurx disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances after the date of such statements, except as may be required by law.

Investor Contact:

Acurx Pharmaceuticals, Inc.

David P. Luci, President & Chief Executive Officer

Tel: 917-533-1469

Email: davidluci@acurxpharma.com

Source: Acurx Pharmaceuticals, Inc.